Exhibit (10)(ai)
SUMMARY OF COMPENSATION ARRANGEMENTS
FOR NAMED EXECUTIVE OFFICERS AND DIRECTORS
Named Executive Officers
     Following is a description of compensation arrangements that have been approved by the Compensation Committee of the Board of Directors of Compass Bancshares, Inc. (the “Compensation Committee”) for the Company’s Chief Executive Officer and the other four most highly compensated executive officers as of the end of the 2005 fiscal year (the “Named Executive Officers”). [This description is intended to be a summary of existing oral, at-will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.]
     2006 Annual Base Salaries and 2005 Bonus Awards. On February 20, 2006, the Compensation Committee approved the following annual base salaries, calculated from January 1, 2006, and cash bonus payments for performance in fiscal year 2005 for the Named Executive Officers: D. Paul Jones, Jr. – Chairman and Chief Executive Officer, annual base salary of $975,000 and 2005 cash bonus payment of $1,950,000; Garrett R. Hegel – Chief Financial Officer, annual base salary of $475,000 and 2005 cash bonus payment of $424,057; James D. Barri – Executive Vice President, annual base salary of $440,000 and 2005 cash bonus payment of $330,458; Clayton D. Pledger – Executive Vice President, annual base salary of $360,000 and 2005 cash bonus payment of $343,334; and G. Ray Stone – Senior Executive Vice President, annual base salary of $360,000 and 2005 cash bonus payment of $347,006.
     A description of the performance criteria applicable for the determination of fiscal year 2005 bonuses, which were previously approved by the Compensation Committee, is included in Item 5 – Other Information of the Company’s Form 10-Q for the quarter ended March 31, 2005.
     Performance Criteria for 2006 Bonus Awards. On February 20, 2006, the Compensation Committee approved the performance measures for determination of Named Executive Officer cash bonus awards for the 2006 fiscal year under the 2006 Management and Executive Compensation Plan (the “Plan”). Under the Plan, the bonus awards payable for the 2006 fiscal year, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of the performance criteria approved by the Compensation Committee. The performance measures applicable to all bonus awards under the Plan for 2006 are earnings per share growth (85% weight) and return on common equity (15% weight). The maximum bonus opportunity established by the Compensation Committee for Mr. Jones is 200 percent of his 2006 base salary, and the maximum bonus opportunity for the other Named Executive Officers is 100 percent of their respective 2006 base salaries.
     Other. The Named Executive Officers also participate in the Company’s executive and regular benefit plans and programs, including retirement plans, deferred compensation plans and equity incentive plans, as disclosed in the Company’s 2006 Proxy Statement and in other exhibits to the Company’s filings with the Securities and Exchange Commission.

Directors
     On February 20, 2006, the Board of Directors approved the following compensation schedule for non-employee directors for the 2006 fiscal year: (1) a monthly cash retainer of $2,083.33 ($666.66 for the Audit Committee Chairman and $333.33 for other committee chairmen), (2) $1,750 for each board meeting attended, (3) $1,300 for each committee meeting attended, (4) an annual stock option grant covering 2,000 shares of the Company’s common stock, exercisable over 10 years at the closing price of the Company’s common stock on the date of the annual stockholders’ meeting, (5) reimbursement of reasonable out-of-pocket expenses incurred for attendance at board, committee and stockholder meetings and other business related expenses (including the travel expenses of spouses if they are specifically invited to attend the meeting for appropriate business purposes), and (6) use of the Company’s aircraft if available and approved in advance by the Chief Executive Officer. In order to encourage share ownership in the Company and the long-term retention of those shares, each director has the option to receive monthly retainers and attendance fees in cash or to have all or a portion of those fees paid into an account for the purchase of the Company’s common stock under the Company’s Director & Executive Stock Purchase Plan, which provides for an additional matching contribution from the Company of 45 percent and a “gross-up” to reimburse the directors for all federal and state income tax obligations attributable to the matching contributions.

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